Tonix Pharmaceuticals Holdings Corp. S-8

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Tonix Pharmaceuticals Holding Corp. (the “Company”) on Form S-8 to be filed on or about June 25, 2021 of our report dated March 15, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 15, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 25, 2021